                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                   REGISTRATION NUMBER 333-98043

                              PROSPECTUS SUPPLEMENT

                   (to prospectus, dated November 7, 2002, and
             to the prospectus supplements, dated November 14, 2002,
                    November 19, 2002 and November 27, 2002)



                        HORACE MANN EDUCATORS CORPORATION

                                  $353,500,000

                        SENIOR CONVERTIBLE NOTES DUE 2032
                       AND THE COMMON STOCK ISSUABLE UPON

                   CONVERSION OF THE SENIOR CONVERTIBLE NOTES


This prospectus supplement supplements our prospectus, dated November 7, 2002, and our prospectus supplements, dated November 14, 2002, November 19, 2002 and November 27, 2002, relating to the sale by certain of our securityholders, or by their transferees, pledgees, donees or other successors, of up to $353,500,000 aggregate principal amount of our senior convertible notes due 2032 and the common shares issuable upon the conversion of the notes. You should read this supplement in conjunction with the prospectus and the previous prospectus supplements. This supplement is qualified by reference to the prospectus and the previous prospectus supplements, except to the extent the information in this supplement supersedes the information contained in the prospectus or in the previous prospectus supplements.

                     Investing in the notes involves Risks.
                 See "Risk Factors" beginning on page 13 of the
                                   prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             SELLING SECURITYHOLDERS

The following table provides information regarding the principal amount of notes beneficially owned by certain of our selling securityholders, the percentage of outstanding notes held by these selling securityholders, the number of our common shares beneficially owned by these selling securityholders, the number of our common shares each selling securityholder would beneficially own upon conversion of its entire principal amount of notes and the percentage of our outstanding common shares held by these selling securityholders.

The table below supersedes the table of securityholders contained on pages 2 through 4 of the prospectus supplement dated November 14, 2002, which superseded the table of securityholders contained on pages 57 through 59 of the prospectus, and our previous prospectus supplements. This information was furnished to us by the selling securityholders listed below on or before December 10, 2002. Because selling securityholders may trade all or some of the notes listed at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this supplement.

The date of this prospectus supplement is December 13, 2002.

                                                                                      Number of
                                                                                      Shares of
                                    Principal                        Number of       Common Stock
                                 Amount of Notes    Percentage       Shares of      Underlying the
                                   Beneficially      of Notes      Common Stock       Notes and       Percentage of
Name of Selling Securityholder      Owned and       Outstanding    Beneficially     Offered Hereby    Common Stock
              (1)                 Offered Hereby        (2)          Owned (3)         (4) (5)       Outstanding (6)
              ---                 --------------        ---          ---------         -------       ---------------
1976 Distribution Trust FBO
   Jane A. Lauder                   $    36,000          *                0               639             0
1976 Distribution Trust FBO
   A.R. Lauder/Zinterhofer               18,000          *                0               319             0
2000 Revocable Trust FBO A.R
   Lauder/Zinterhofer                    18,000          *                0               319             0
Advent Convertible Master
   Cayman L.P.                       18,791,000          7.69             0           333,784             0
Aid Association for Lutherans,
   as successor to Lutheran
   Brotherhood                        3,000,000          1.23             0            53,289             0
AIG DKR SoundShore Opportunity
   Holding Fund Ltd. (formerly
   DKR Fixed Income Holding
   Fund Ltd.)                         2,500,000          1.02             0            44,407             0
Akela Capital Master Fund, Ltd.       3,000,000          1.23             0            53,289             0
Allentown City Firefighters
   Pension Plan                          63,000          *                0             1,119             0
Allentown City Officers &
   Employees Pension Fund                48,000          *                0               852             0
Allentown City Police Pension
   Plan                                  76,000          *                0             1,349             0
Alpha US Sub Fund 4, LLC              1,486,000          *                0            26,395             0
Arapahoe County Colorado                138,000          *                0             2,451             0
Argent Classic Convertible
   Arbitrage Fund L.P.                1,800,000          *                0            31,973             0
Argent Classic Convertible
   Arbitrage Fund (Bermuda)
   Ltd                                3,200,000          1.31             0            56,841             0
Argent LowLev Convertible
   Arbitrage Fund LLC                   300,000          *                0             5,328             0
Argent LowLev Convertible
   Arbitrage Fund Ltd.                3,500,000          1.43             0            62,170             0
Arlington County Employees
   Retirement System                  1,500,000          *                0            26,644             0
Banc of America Securities LLC        2,750,000          1.12             0            48,848             0

                                                                                      Number of
                                                                                      Shares of
                                    Principal                        Number of       Common Stock
                                 Amount of Notes    Percentage       Shares of      Underlying the
                                   Beneficially      of Notes      Common Stock       Notes and       Percentage of
Name of Selling Securityholder      Owned and       Outstanding    Beneficially     Offered Hereby    Common Stock
              (1)                 Offered Hereby        (2)          Owned (3)         (4) (5)       Outstanding (6)
              ---                 --------------        ---          ---------         -------       ---------------
British Virgin Islands Social
   Security Board                   $   197,000          *                0             3,499             0
Calamos Market Neutral Fund --
   Calamos Investment Trust           6,000,000          2.45             0           106,578             0
City of New Orleans                     568,000          *                0            10,089             0
City University of New York             341,000          *                0             6,057             0
Clinton Convertible Managed
   Trading Account I Limited          4,700,000          1.92             0            83,486             0
Clinton Multistrategy Master
   Fund, Ltd.                        12,800,000          5.24             0           227,366             0
Clinton Riverside Convertible
   Portfolio Limited                 14,300,000          5.85             0           254,010             0
Commonwealth Professional
   Assurance Co. c/o Income
   Research & Management                930,000          *                0            16,519             0
Consulting Group Capital
   Markets Funds                        200,000          *                0             3,552             0
Context Convertible Arbitrage
   Fund                               1,000,000          *                0            17,763             0
Convertible Securities Fund             130,000          *                0             2,309             0
Credit Suisse First Boston
   Corporation                        2,500,000          1.02             0            44,407             0
Credit Suisse First Boston
   Europe Limited                    35,000,000         14.31             0           621,705             0
DBAG London                             855,000          *                0            15,187             0
Delaware Public Employees
   Retirement System                  2,644,000          1.08             0            46,965             0
Elm (IFI) Limited                        67,500          *                0             1,199             0
Georgia Municipal Employee
   Benefit System                     1,624,000          *                0            28,847             0
Grady Hospital Foundation               300,000          *                0             5,328             0
Hamilton Multi-Strategy Master
   Fund, L.P.                         4,000,000          1.64             0            71,052             0
HFR CA Select Fund                    1,000,000          *                0            17,763             0
HFR Convertible Arbitrage
   Account                            1,434,000          *                0            25,472             0
Highbridge International LLC         43,000,000         17.59             0           763,809             0
Independence Blue Cross                 918,000          *                0            16,306             0
JP Morgan Securities Inc.             8,000,000          3.27            58           142,104             *
KBC Convertible Opportunities
   Fund                               7,000,000          2.86             0           124,341             0
Lyxor                                 4,056,000          1.66             0            72,046             0
Lyxor Master Fund Ref: Argent/
   LowLev CB                            800,000          *                0            14,210             0
McMahan Securities Co. L.P.          10,000,000          4.09             0           177,630             0
Merrill Lynch Insurance Group           741,000          *                0            13,162             0
Merrill Lynch, Pierce, Fenner
   & Smith Incorporated              14,316,000          5.86             0           254,295             0
Minnesota Power and Light               368,000          *                0             6,536             0
Municipal Employees                     511,000          *                0             9,076             0

                                                                                      Number of
                                                                                      Shares of
                                    Principal                        Number of       Common Stock
                                 Amount of Notes    Percentage       Shares of      Underlying the
                                   Beneficially      of Notes      Common Stock       Notes and       Percentage of
Name of Selling Securityholder      Owned and       Outstanding    Beneficially     Offered Hereby    Common Stock
              (1)                 Offered Hereby        (2)          Owned (3)         (4) (5)       Outstanding (6)
              ---                 --------------        ---          ---------         -------       ---------------
Nations Convertible Securities
   Fund                             $ 9,870,000          4.04             0           175,320             0
New Orleans Firefighters
   Pension/ Relief Fund                 308,000          *                0             5,471             0
Occidental Petroleum
   Corporation                          588,000          *                0            10,444             0
Ohio Bureau of Workers
   Compensation                         399,000          *                0             7,087             0
Policeman and Firemen
   Retirement System of the
   City of Detroit                    1,405,000          *                0            24,957             0
Pro-mutual                            1,683,000          *                0            29,895             0
Quattro Fund Ltd.                     3,000,000          1.23             0            53,289             0
Reliant Trading                         873,000          *                0            15,507             0
SAM Investments LDC                  12,500,000          5.11             0           222,037             0
San Diego County Employees
   Retirement Association             3,500,000          1.43             0            62,170             0
SG Cowen Securities -
   Convertible Arbitrage             15,000,000          6.13             0           266,445             0
Shell Pension Trust                     891,000          *                0            15,826             0
Shepherd Trading Limited              1,309,500          *                0            23,260             0
State of Georgia c/o Income
   Research & Management              1,000,000          *                0            17,763             0
State of Maryland Retirement
   Agency                             7,215,000          2.95             0           128,160             0
Sunrise Partners Limited
   Partnership                        2,500,000          1.02             0            44,407             0
Sutton Brook Capital
   Portfolio, LP                     29,000,000         11.86             0           515,127             0
Tag Associates                          344,000          *                0             6,110             0
Teachers Insurance and Annuity
   Association                       18,400,000          7.53             0           326,839             0
The Coast Fund L.P.                   4,500,000          1.84             0            79,933             0
The Grable Foundation                   208,000          *                0             3,694             0
Trustmark Insurance                     776,000          *                0            13,784             0
Tufts Associated Health Plan
   c/o Income Research &
   Management                         4,250,000          1.74             0            75,492             0
UMASS Memorial Health Care c/o
   Income Research & Management         840,000          *                0            14,920             0
UMASS Memorial Investment
   Partnership c/o Income
   Research & Management                840,000          *                0            14,920             0
University of Massachusetts
   c/o Income Research &
   Management                           640,000          *                0            11,368             0
Wachovia Bank National
   Association                       27,645,000         11.31             0           491,058             0
Wachovia Securities
   International Ltd.                23,500,000          9.61             0           417,430             0
White River Securities LLC           11,000,000          4.50             0           195,393             0
Wolverine Trading LP                  2,500,000          1.02             0            44,407             0


                                                                                      Number of
                                                                                      Shares of
                                    Principal                        Number of       Common Stock
                                 Amount of Notes    Percentage       Shares of      Underlying the
                                   Beneficially      of Notes      Common Stock       Notes and       Percentage of
Name of Selling Securityholder      Owned and       Outstanding    Beneficially     Offered Hereby    Common Stock
              (1)                 Offered Hereby        (2)          Owned (3)         (4) (5)       Outstanding (6)
              ---                 --------------        ---          ---------         -------       ---------------
Zazove Hedged Convertible Fund
   L.P                              $ 3,500,000          1.43             0            62,170             0
Zazove Income Fund L.P.               2,500,000          1.02             0            44,407             0
Zurich Institutional Beachmark
   Master Fund Ltd                      400,000          *                0             7,105             0
Zurich Institutional
   Beachmarks Master Fund Ltd         3,000,000          1.23             0            53,289             0
Zurich Institutional Benchmark
   Management
   c/o Quattro Global Capital,
   LLC                                  800,000          *                0            14,210             0
Zurich Institutional
   Benchmarks Master Fund Ltd         4,000,000          1.64             0            71,052             0


*        Less than 1%.

(1) Also includes any sale of the notes and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders.

(2) Based on $244,500,000 aggregate principal amount of notes outstanding as of December 12, 2002, net of $56,000,000 aggregate principal amount of notes held by Horace Mann.

(3) Excludes common stock issuable upon conversion of the selling securityholder's notes.

(4) Assumes conversion of all of the selling securityholder's notes at a conversion rate of 17.763 per note and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under "Description of the Notes -- Conversion Rights." As a result, the number of common stock issuable upon conversion of the notes may increase or decrease in the future.

(5) Reflects rounding down of fractional common stock issuable to each selling securityholder upon conversion of the notes.

(6) Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934 using 42,691,244 shares of common stock outstanding as of December 12, 2002. In calculating this amount, we did not treat as outstanding the common stock issuable upon conversion of notes.